EXHIBIT 99.1 NEWS RELEASE DATED MAY 5, 2003

NEWS RELEASE
Contact:  Steven D. Jennerjohn
          (920)-743-5551
Source:  Baylake Corp.

BAYLAKE CORP. REPORTS FINANCIAL RESULTS FOR THE QUARTER ENDED MARCH 31, 2003

Sturgeon Bay, Wisconsin -(Business Wire)--May 5, 2003

         Baylake Corp. (OTC BB: BYLK), a bank holding company with $907.1 million in assets, reported net income of $1.8 million or $0.24 basic earnings per share for the quarter ended March 31, 2003, as compared to $1.9 million or $0.25 per share for the quarter ended March 31, 2002. The decrease in net income was primarily due to decreased net interest income, an increase in the provision for loan loss, and an increase in non-interest expense offset to a lesser degree by an increase in non-interest income and a reduction in income tax expense. Diluted earnings per share were also $0.24 for the first quarter of 2003 compared to $0.25 a year earlier. Return on assets (ROA) and return on equity
(ROE) decreased for the quarter, to 0.82% and 11.23%, respectively, from 0.90% and 12.64%, respectively, from the same quarter one year ago.

         During the quarter ended March 31, 2003, net interest income decreased $168,000 to $6.8 million when compared to the first quarter of 2002 due primarily to a decline in net interest margin of 28 basis points for the quarter, in spite of the fact that average interest-earning assets increased by $40.4 million. The increase in average interest-earning assets was primarily attributable to substantial growth in loan originations during the quarter. Net interest margin decreased 28 basis points to 3.53% for the first quarter of 2003 when compared to the first quarter of 2002. The major contributing factor to the decline in net interest income was net interest margin compression due to the asset sensitive position of Baylake Corp's balance sheet. Baylake Corp, like its peer group banks, continues to be challenged by maintaining growth in its net interest income in the current interest rate environment of relatively stable low interest rates.

         Non-interest income was $2.6 million during the first quarter of 2003, an increase of $758,000 when compared to the same quarter last year. The increase was primarily attributable to increases in: gain on sale of subsidiary totaling $350,000, gains on sales of loans totaling $160,000, an increase in loan servicing fees totaling $189,000 and an increase in other income totaling $108,000.

         For the quarter ended March 31, 2003, non-interest expense increased $328,000 over the same quarter last year. Personnel and benefit expense increased approximately $459,000 due to additional staffing and normal salary increases and still increasing in costs related to health insurance. Occupancy and equipment expense increased $32,000 due to expansion in existing markets and costs related to the modernization of various facilities. Data processing expenses increased $17,000, a result of increased customer volume. Expenses on other real estate owned decreased $41,000, the result of decreased holding costs relative to these properties and losses taken upon sale of various properties during the quarter.

         Income tax expense decreased $84,000 for the quarter ended March 31, 2003 when compared to the same quarter last year, the result of decreased taxable income.

         Total assets for Baylake Corp. increased 0.3% during the first quarter of 2003 to $907.1 million at March 31, 2003 when compared to total assets of $904.7 million at December 31, 2002. Total loans increased 2.4% during the first quarter of 2003 to $681.7 million at March 31, 2003, while deposits during the quarter increased 0.3% to $742.7 million. Total shareholders' equity increased 1.6% for the first quarter 2003 to $66.4 million at March 31, 2003 as compared with $65.4 million at December 31, 2002.

         Baylake Corp. recorded provisions for loan losses totaling $893,000 during the first quarter of 2003, as compared to $500,000 for the same period in 2002. The increase in the provision occurred as a result of an additional provision on a previously disclosed commercial business loan with a balance at March 31, 2003 totaling $4.1 million. Management continues to review this loan credit monthly. The allowance for loan losses increased $761,000 to $12.2 million during the quarter. During the first quarter of 2003, Baylake Corp. had net loan charge-offs totaling $132,000. The ratio of allowance for loan losses to total loans was 1.79% at March 31, 2003, as compared to 1.72% at December 31, 2002. Non-performing loans totaled $21.6 million and $22.1 million at March 31, 2003 and December 31, 2002, respectively. The ratio of allowance for loan losses to non-performing loans was 56.4% and 40.2% at March 31, 2003 and December 31, 2002, respectively.

         Foreclosed assets, net, at March 31, 2003 decreased $2.3 million from December 31, 2002 primarily as the result of a sale in early February of a commercial property, previously deeded over to the bank and organized as a operating subsidiary of Baylake.

         Despite the high level of non-performing loans at quarter's end, Baylake Corp. believes the balance of the allowance for loan loss at March 31, 2003 is presently sufficient to absorb loan losses inherent in the portfolio, although future adjustments to the allowance may be necessary based on changes in economic conditions and the impact that these changes, if any, may have on the ability of borrowers to continue to service or repay outstanding credits and on the value of the underlying collateral securing these credits.

         Capital resources for the three-month period ended March 31, 2003 improved by $839,000. Although liquidity resources tightened in the first quarter as a result of normal seasonal factors, Baylake Corp. anticipates that it has resources available to meet its commitments. At March 31, 2003, Baylake Corp. had $60.4 million of established lines of credit with nonaffiliated banks, of which $8.0 million was outstanding at March 31, 2003.

Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank. Through Baylake Bank, the Company provides a variety of banking and financial services from 26 financial centers located throughout Northeast and Central Wisconsin, in Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie, Waupaca, and Waushara Counties.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

         This news release contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

         Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements. This press release, and the most recent annual reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2002, describe some of these factors, including certain credit, market, operational, liquidity and interest rate risks associated with the company's business and operations. Other factors include changes in general business and economic conditions, world events (especially those which could affect our customers' tourism-related businesses), competition, fiscal and monetary policies and legislation.

         Forward-looking statements speak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Baylake Corp. and Subsidiaries
SUMMARY FINANCIAL DATA

The following tables set forth selected consolidated financial and other data for Baylake Corp. at the dates and for the periods indicated. The selected consolidated financial and other data at March 31, 2003 has not been audited but in the opinion of management of Baylake Corp. reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

                                                                        AT                AT                 AT
                                                                     MARCH 31,       DECEMBER 31,         MARCH 31,
                                                                       2003              2002                2002
                                                                  -------------      -------------      --------------
                                                                                (DOLLARS IN THOUSANDS)
SELECTED FINANCIAL CONDITION DATA (AT END OF PERIOD):
Total assets .................................................       $907,064           $ 904,656         $ 852,625
Investment securities(1) .....................................        159,510             151,366           172,009
Federal funds sold ...........................................             12                   0                 0
Total loans ..................................................        681,684             665,887           620,592
Total deposits ...............................................        742,646             740,324           650,846
Borrowings(2) ................................................         74,061              75,056           119,068
Notes payable and subordinated debt ..........................             53                 106               106
Guaranteed preferred beneficial interest in the company's
junior subordinated debt .....................................         16,100              16,100            16,100
Total shareholders' equity ...................................         66,434              65,400            59,969
Non-performing loans, net of discount(3)(4) ..................         21,600              22,088            20,695

Non-performing assets, net of discount(3)(4) .................         22,226              24,978            24,111

                                                                                           AS OF AND FOR THE
                                                                                              THREE MONTHS
                                                                                             ENDED MARCH 31,
                                                                                     2003                      2002
                                                                                     ----                      ----
                                                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                                                                    DATA)
SELECTED INCOME DATA:
Total interest income ..................................................             $   11,898              $   12,716
Total interest expense .................................................                  5,087                   5,737
                                                                                     ----------              ----------
Net interest income ....................................................                  6,811                   6,979
Provision for loan losses ..............................................                    893                     500
                                                                                     ----------              ----------
Net interest income after provision for loan losses ....................                  5,918                   6,479
Total non-interest income ..............................................                  2,644                   1,886
Total non-interest expense .............................................                  6,032                   5,704
                                                                                     ----------              ----------
Income before income tax ...............................................                  2,530                   2,661
Income tax provision ...................................................                    704                     788
                                                                                     ----------              ----------
Net income .............................................................             $    1,826              $    1,873
                                                                                     ==========              ==========

PER SHARE DATA:(5)
Net income per share (basic) ...........................................             $     0.24              $     0.25
Net income per share (diluted) .........................................                   0.24                    0.25
Cash dividends per common share ........................................                   0.13                    0.12
Book value per share ...................................................                   8.84                    8.03

PERFORMANCE RATIOS:(6)
Return on average total assets .........................................                   0.82%                   0.90%
Return on average total shareholders' equity ...........................                  11.23                   12.64
Net interest margin(7) .................................................                   3.53                    3.81
Net interest spread(7) .................................................                   3.29                    3.52
Non-interest income to average assets ..................................                   1.19                    0.90
Non-interest expense to average assets .................................                   2.72                    2.73
Net overhead ratio(8) ..................................................                   1.53                    1.83
Efficiency ratio .......................................................                  61.63                   61.87
Average loan-to-average deposit ratio ..................................                  91.25                   93.31
Average interest-earning assets to average interest-bearing ............                 109.61                  109.69
liabilities

ASSET QUALITY RATIOS:(3)(4)(6)
Non-performing loans to total loans ....................................                   3.17%                   3.32%
Allowance for loan losses to:
     Total loans .......................................................                   1.79                    1.72
     Non-performing loans ..............................................                  56.35                   40.23
Net charge-offs to average loans .......................................                   0.08                    0.11
Non-performing assets to total assets ..................................                   2.45                    2.83

CAPITAL RATIOS:(6)(9)
Shareholders' equity to assets .........................................                   7.32%                   7.03%
Tier 1 risk-based capital ..............................................                   9.21                   10.16
Total risk-based capital ...............................................                  10.47                   11.38
Leverage ratio .........................................................                   7.96                    8.21

RATIO OF EARNINGS TO FIXED CHARGES:(10)
Including deposit interest .............................................                  1.50x                   1.46x
Excluding deposit interest .............................................                   3.55                    2.97

OTHER DATA AT END OF PERIOD:
Number of bank subsidiaries ............................................                      1                       1
Number of banking facilities ...........................................                     26                      26
Number of full-time equivalent employees ...............................                    296                     286

----------------------

(1) Includes securities classified as held-to-maturity and available for sale.

(2) Consists of Federal Home Loan Bank advances, federal funds purchased and collateralized borrowings.

(3) Non-performing loans consist of non-accrual loans, guaranteed loans 90 days or more past due but still accruing interest and restructured loans. Non-performing assets consist of non-performing loans and other real estate owned.

(4) The decrease in non-performing assets during the three months ended March 31, 2003 was due, in large part, to the sale of bank's operating subsidiary (deeded previously to the bank in early 2002) in early February 2003 in addition to a slight decrease in non-accrual loans.

(5) Earnings and dividends per share are based on the weighted average number of shares outstanding for the period.

(6) With the exception of end of period ratios, all ratios are based on average monthly balances and are annualized where appropriate.

(7) Net interest margin represents net interest income as a percentage of average interest-earning assets, and net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(8) Net overhead ratio represents the difference between noninterest expense and noninterest income, divided by average assets.

(9)      The capital ratios are presented on a consolidated basis

(10) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before taxes plus interest and rent expense. Fixed charges consist of interest and rent expense.